                                                                    EXHIBIT 99.1


                                 [QUOVADX LOGO]

FOR IMMEDIATE RELEASE

CONTACT:
Larry Thede, VP - Investor Relations
Quovadx, Inc.
(800) 723-3033 x346


                     QUOVADX REPORTS SECOND QUARTER RESULTS
                   - REVENUE INCREASES 67% TO $15.1 MILLION -

ENGLEWOOD, CO, July 24, 2002 - Quovadx, Inc. (Nasdaq: QVDX), a trusted provider of total business integration software and services, today announced revenue of $15.1 million and a pro forma EBITDA loss of $(0.05) per share for the quarter ended June 30, 2002. Net loss calculated in accordance with generally accepted accounting principles (GAAP) was $(0.13) per share. These results were consistent with the Company's revised guidance, provided on July 2, 2002.

"The software sector is experiencing a difficult business environment as decision makers are taking more time to commit to technology improvements," said Lorine Sweeney, President and Chief Executive Officer of Quovadx. "Although our revenue grew by 67%, year over year, our earlier target for software sales was not realized. In the current business environment, we remain focused on building our revenue pipeline and have implemented improvements in our sales processes that we believe will serve us well in the current software spending environment."

For the 2002 second quarter, the Company reported a pro forma EBITDA loss of $(1.4) million or $(0.05) per share compared to a pro forma EBITDA loss of $(0.8) million or $(0.05) per share in the year ago quarter. Pro forma results exclude interest income, taxes, depreciation and amortization and stock based compensation expense. Results on a GAAP basis were a loss of $(4.0) million or $(0.13) per share compared to a loss of $(1.2) million or $(0.07) per share a year ago.



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Gross margin in the second quarter was 41%, excluding $1.4 million of acquired and developed software amortization, compared to 31% in the second quarter a year ago on the same basis. The improvement reflects the company's efforts to shift its revenue mix toward software sales.

Other Second Quarter Financial and Operating Highlights:

     o Software license revenue totaled $1.7 million, versus $0.3 million a year ago

     o Recurring revenue, representing hosting, maintenance, transactions, etc., grew to $7.1 million compared to $2.4 million in the second quarter of 2001

     o   Deferred revenue was $12.8 million at June 30

     o   Cash and short-term investments totaled $54.0 million at June 30

     o   Employee headcount at June 30 was 464, down from 481 last quarter

Revenue for the six months ended June 30, 2002 increased 87% to $32.7 million compared with $17.5 million in the first half of 2001, excluding the amortization of warrants in 2001 that were issued to a customer. For the 2002 six month period, Quovadx reported a pro forma EBITDA profit of $1.0 million or $0.03 per share versus a year ago pro forma EBITDA loss of $(3.2) million or $(0.19) per share. The 2002 six month loss on a GAAP basis was $(3.9) million or $(0.13) per share compared to a loss of $(4.4) million or $(0.27) per share for the first half of 2001.

Second Quarter Business Activity and Key Accomplishments include the following:

     o Customers signing contracts during the quarter included Blue Cross Blue Shield of Vermont, Dallas County Hospital District, HealthNet, Laboratory Corporation of America, Memphis Managed Care TLC, New Zealand Ministry of Social Development, the state of North Carolina, and Royal London.

     o Quovadx and INQGEN Technology Co. Ltd., a Taiwan healthcare informatic systems leader, entered into a strategic partnership agreement allowing INQGEN to distribute Quovadx's QDX Platform of integration software throughout Taiwan, China, Japan and South Korea. Quovadx's QDX Integrator was selected by National Taiwan University Hospital under this partnership.

     o Genzyme Genetics, a unit of Genzyme Corporation, purchased QDX Integrator to integrate their custom laboratory management system with clinics and hospitals nationwide.



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     o   University Health System, a San Antonio-based teaching hospital, upgraded their patient data system to QDX Integrator, creating a common interface for accessing patient information in real time between clinics, pharmacies and laboratories.

     o Healthguard, a Pennsylvania-based Managed Care Organization, began using Quovadx's QDX CustomerFocus and QDX HealthService software to track and manage patient member and provider claims inquiries.

     o In June, Quovadx announced the release of version 4.3 of QDX CustomerFocus, their Healthcare Relationship Management (HRM) software. The enhancements add features improving appeals and grievance processing, improving call center reporting and enhancing CSR performance.

     o   In May, Quovadx announced three families of QDX Adaptive Applications:
         Transaction Management, Medical Management and Life Sciences. The applications are built on the QDX Platform and provide Total Business Integration solutions by combining domain knowledge with the QDX platform to streamline business processes, accelerate time to market, and unlock previous IT investments.

     o Quovadx was ranked number 44 within the "The 2002 Healthcare Informatics 100" produced by Healthcare Informatics Magazine.

     o In April, Quovadx announced its membership in the Web Services Interoperability Organization (WS-I), an industry organization chartered to promote the interoperability of Web services across various platform, application and programming languages.

"As we move into the second half of 2002, the factors driving demand for our products have not changed, but we have seen a lengthening of the sales cycle," stated Ms. Sweeney. "As a result, our near term priorities include focusing on the value proposition for our products, increasing the significance of our pipeline and improving our closing process. We have strengthened our sales and marketing organizations and are promoting a more complete and robust set of product offerings. In addition, I believe that our adaptive applications give us a competitive advantage in quickly implementing solutions for customer specific problems, and I believe that this combination of market-leading people and products position us well in the face of uncertain market conditions."

CONFERENCE CALL

Quovadx will host a conference call today, July 24, 2002, at 5:00 P.M. EDT, which will be broadcast live over the Internet. Please visit the "Investors" or "Press" section of the Company's website at http://www.quovadx.com. For those who cannot access the live broadcast, a replay



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will be available at http://www.quovadx.com, or by calling (800) 642-1687 and entering access code 4942888.


ABOUT QUOVADX

Quovadx, Inc. is a trusted provider of Total Business Integration (TBI) products and services. The company provides an end-to-end business infrastructure and integration software suite, as well as end-to-end service capabilities including consulting, transaction hosting, operations management and outsourcing for business-critical applications for more than 3000 customers. Quovadx technology helps organizations in healthcare and media & entertainment streamline business processes, solve difficult process integration challenges, and unlock the value of legacy system investments to achieve rapid return on investments. The company is headquartered in Englewood, Colorado, and operates nationally with locations in nine major metropolitan cities in the U.S, as well as internationally in London. For more information, please visit http://www.quovadx.com

Cautionary Statement: This press release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words that imply a future state such as "expected" or "anticipated" or imply that a particular future event or events will occur such as "will." Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may affect future results include general and economic business conditions, success of Quovadx's sales and marketing strategy, achieving increased revenue from software and QDX(TM) platform sales, market acceptance of its adaptive application solutions, and other risks described in the Company's annual and quarterly filings with the SEC, copies of which are available without charge from the Company or from the SEC Website at www.sec.gov under "Quovadx, Inc." and CUSIP 74913K106.


                               -Tables to Follow-



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                                  QUOVADX, INC.
                             STATEMENT OF OPERATIONS
                      IN THOUSANDS EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)

                                    THREE MONTHS ENDED       SIX MONTHS ENDED

                                   JUNE 30,    JUNE 30,    JUNE 30,    JUNE 30,
                                     2002        2001        2002        2001
                                   --------    --------    --------    --------
REVENUES                           $ 15,077    $  9,036    $ 32,672    $ 16,626
                                   --------    --------    --------    --------

COSTS AND EXPENSES

  COSTS OF REVENUE                    8,881       6,215      17,508      12,568

  AMORTIZATION OF ACQUIRED
    AND DEVELOPED SOFTWARE            1,415          --       2,498          --

  SALES AND MARKETING                 3,467       1,564       6,191       2,953

  GENERAL AND ADMINISTRATIVE          3,236       1,847       6,575       4,417

  RESEARCH AND DEVELOPMENT            1,777         945       3,209       2,086

  AMORTIZATION OF GOODWILL AND
      ACQUIRED INTANGIBLES              553         361       1,123         664

  STOCK COMPENSATION EXPENSE             53         161         119         296
                                   --------    --------    --------    --------

TOTAL OPERATING EXPENSES             19,382      11,093      37,223      22,984
                                   --------    --------    --------    --------


LOSS FROM OPERATIONS                 (4,305)     (2,057)     (4,551)     (6,358)

GAIN ON SALE OF ASSETS                   --          --          87          --

INTEREST INCOME                         292         872         553       1,972
                                   --------    --------    --------    --------

NET LOSS                           $ (4,013)   $ (1,185)   $ (3,911)   $ (4,386)
                                   ========    ========    ========    ========

NET LOSS PER COMMON SHARE
  BASIC AND DILUTED                $  (0.13)   $  (0.07)   $  (0.13)   $  (0.27)
                                   ========    ========    ========    ========

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - BASIC AND DILUTED      30,013      16,592      29,870      16,502
                                   ========    ========    ========    ========



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                                  QUOVADX, INC.
                            BALANCE SHEET HIGHLIGHTS
                                  IN THOUSANDS
                                   (UNAUDITED)

                                                         June 30,   December 31,
                                                           2002         2001
                                                         --------   ------------
Cash, cash equivalents and short-term investments        $ 53,997   $     63,486

Working capital                                            59,799         62,659

Total assets                                              207,867        214,704

Long-term debt                                                 --             --

Stockholders' equity                                      186,872        188,887



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